Exhibit 5.1

May 2, 2006



Ramtron International Corporation
1850 Ramtron Drive
Colorado Springs, CO 80918

Re:  Ramtron International Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Ramtron International Corporation, a Delaware corporation (the "Company"), in connection with the issuance of up to 5,000,000 shares of common stock, par value $0.01 per share of the Company (the "Shares") pursuant to the Company's 2005 Incentive Award Plan (the "Plan").

In connection with the opinions expressed herein, we have examined such documents, records, including an examination of originals or copies thereof certified or otherwise identified to our satisfaction, and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Shares are duly authorized, and when issued and delivered pursuant to the terms of the Plan and the agreements contemplated thereunder, against payment of the consideration therefor as provided therein and, having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

2. When issued in accordance with the terms of the Rights Agreement, dated as of April 19, 2001, between the Company and Citibank, N.A., as Rights Agent, the Rights (as defined in the Rights Agreement) will be validly issued.

In rendering the foregoing opinions, we have relied as to certain factual matters upon a certificate of an officer of the Company, and we have not independently checked or verified the accuracy of the statements contained therein. The opinions expressed herein are limited to the laws of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

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The opinion set forth in paragraph 2 is limited to the valid issuance of the
Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the "Securities Act"). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day
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Jones Day

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